BLUCORA, INC. 8-K

Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF AVANTAX, INC.

(as of January 26, 2023)

TABLE OF CONTENTS

Page

SECTION 1 OFFICES		1
SECTION 2 STOCKHOLDERS		1
2.1	Annual Meeting	1
2.2	Special Meetings	1
2.2.1	Generally	1
2.2.2	Procedure	1
2.2.3	Requested Record Date	2
2.2.4	Special Meeting Request	3
2.2.5	Special Meeting Request Qualifications	3
2.2.6	Revocation of Special Meeting Request	4
2.2.7	Stockholder Requested Special Meeting Record Date and Meeting Date	4
2.2.8	Updated Information; Universal Proxy Matters	4
2.2.9	Noncompliance	6
2.3	Place of Meeting	6
2.4	Notice of Meeting	6
2.4.1	Timing of Notice; Adjourned Meetings	6
2.4.2	Manner of Giving Notice	7
2.5	Notice of Stockholder Business and Nominations	7
2.5.1	Annual Meetings of Stockholders	7
2.5.2	Special Meetings of Stockholders	16
2.5.3	General	16
2.6	Waiver of Notice	19
2.6.1	Waiver in Writing	19
2.6.2	Waiver by Attendance	19
2.7	Fixing of Record Date for Determining Stockholders	19
2.7.1	Meetings	19
2.7.2	Dividends, Distributions and Other Rights	20
2.8	Voting List	20
2.9	Quorum	20
2.10	Manner of Acting	21
2.10.1	Conduct of Business	21

 i

2.10.2	Voting	21
2.11	Proxies	22
2.11.1	Appointment	22
2.11.2	Delivery to Corporation; Duration	22
2.12	Voting of Shares	22
2.13	Voting for Directors	22
2.14	Action by Stockholders without a Meeting	23
2.15	Inspectors of Election	23
2.15.1	Appointment	23
2.15.2	Duties	23
2.16	Forum for Adjudication of Disputes	24
2.16.1	Forum	24
2.16.2	Personal Jurisdiction	24
2.16.3	Enforceability	25
2.16.4	Notice and Consent	25
SECTION 3 BOARD OF DIRECTORS		25
3.1	General Powers	25
3.2	Number and Tenure	25
3.3	Regular Meetings	25
3.4	Special Meetings	25
3.5	Meetings by Telephone	25
3.6	Notice of Special Meetings	26
3.6.1	Personal Delivery	26
3.6.2	Delivery by Mail	26
3.6.3	Delivery by Private Carrier	26
3.6.4	Electronic Notice	26
3.6.5	Oral Notice	26
3.6.6	Special Circumstances	26
3.7	Waiver of Notice	27
3.7.1	In Writing	27
3.7.2	By Attendance	27
3.8	Quorum	27
3.9	Manner of Acting	27
3.10	Presumption of Assent	27

3.11	Action by Board or Committees without a Meeting	27
3.12	Resignation	28
3.13	Removal	28
3.14	Vacancies	28
3.15	Class Assignment	28
3.16	Committees	28
3.16.1	Creation and Authority of Committees	28
3.16.2	Audit Committee	29
3.16.3	Compensation Committee	29
3.16.4	Nominating and Governance Committee	29
3.16.5	Minutes of Meetings	29
3.16.6	Quorum and Manner of Acting	29
3.16.7	Resignation	29
3.16.8	Removal	30
3.17	Compensation	30
3.18	Chair of the Board	30
SECTION 4 OFFICERS		30
4.1	Number	30
4.2	Election and Term of Office	31
4.3	Resignation	31
4.4	Removal	31
4.5	Vacancies	31
4.6	Chief Executive Officer	31
4.7	President	31
4.8	Vice President	32
4.9	Secretary	32
4.10	Treasurer	32
4.11	Salaries	32
SECTION 5 CERTIFICATES FOR SHARES AND THEIR TRANSFER		32
5.1	Issuance of Shares	32
5.2	Stock Certificates	31
5.3	Stock Records	33
5.4	Transfers	33
5.5	Lost or Destroyed Certificates	33

5.6	Shares of Another Corporation	33
SECTION 6 BOOKS AND RECORDS		34
SECTION 7 ACCOUNTING YEAR		34
SECTION 8 SEAL		34
SECTION 9 INDEMNIFICATION		34
9.1	Right to Indemnification	34
9.2	Right of Indemnitee to Bring Suit	35
9.3	Nonexclusivity of Rights	35
9.4	Insurance, Contracts and Funding	35
9.5	Indemnification of Employees and Agents of the Corporation	36
9.6	Persons Serving Other Entities	36
9.7	Procedures for the Submission of Claims	36
SECTION 10 AMENDMENTS OR REPEAL		36
SECTION 11 EMERGENCY BYLAWS		36
11.1	Emergency Bylaws	36
11.2	Meetings; Notice	37
11.3	Quorum	37
11.4	Liability	37
11.5	Amendments	37
11.6	Repeal or Change	37
11.7	Definitions	38

AMENDED AND RESTATED BYLAWS

OF

AVANTAX, INC.

SECTION 1  OFFICES

The principal office of Avantax, Inc. (the “corporation”) shall be located at its principal place of business or such other place as the corporation’s board of directors (the “Board”) may designate. The corporation may have such other offices, either within or without the state of Delaware, as the Board may designate or as the business of the corporation may require from time to time.

SECTION 2  STOCKHOLDERS

2.1   Annual Meeting

The annual meeting of the stockholders shall be held on such date and at such time as may be designated from time to time by the Board at the principal office of the corporation or such other place, if any, designated by the Board for the purpose of electing directors and transacting such other business as may properly come before the meeting. If the day fixed for the annual meeting is a legal holiday at the place of the meeting, the meeting shall be held on the next succeeding business day. At any time prior to the commencement of the annual meeting, the Board may postpone the annual meeting.

2.2  Special Meetings

2.2.1 Generally

The Chair of the Board, the Chief Executive Officer or the Board may call special meetings of the stockholders for any purpose. A special meeting of the stockholders shall also be called by the Secretary of the corporation (the “Secretary”) upon the written request of the stockholders entitled to cast not less than 30 percent of all the outstanding shares of the corporation entitled to vote on any issue proposed to be considered at the meeting; provided, however, that a special meeting requested by one or more stockholders pursuant to this Section 2.2 (a “Stockholder Requested Special Meeting”) shall be called by the Secretary only if the stockholder(s) requesting such meeting comply with this Section 2.2 and applicable law. Special meetings may not be called by any other person or persons.

2.2.2  Procedure

No business may be transacted at a special meeting of stockholders other than business that is either (x) Proposed Business (as defined below) stated in a valid Special Meeting Request (as defined below), (y) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or (z) otherwise properly brought before a special meeting by or at the direction of the Board, the Chief Executive Officer or the Chair of the Board. For purposes hereof, a “Meeting Requesting Person” shall mean (A) the stockholder of record making the request to fix a Requested Record Date (as defined below) for the purpose of determining the stockholders entitled to request that the Secretary call a special meeting, (B) the beneficial owner or beneficial owners, if different from the stockholder of record, on whose behalf such request is made and (C) any affiliates of such stockholder of record or beneficial owner(s). No stockholder may request that the Secretary call a special meeting of stockholders pursuant to this Section 2.2 unless a stockholder of record has first submitted a request in writing that the Board fix a record date (a “Requested Record Date”) for the purpose of determining stockholders entitled to request that the Secretary call such special meeting, which request shall be in proper form and delivered to the Secretary at the principal executive office of the corporation. To be in proper form, such request shall:

a)	Bear the signature and the date of signature by the stockholder of record submitting such request and set forth the name and address of such stockholder as they appear in the corporation’s books;

b)	Include a reasonably brief description of the purpose or purposes of the special meeting, the business proposed to be conducted at the special meeting (the “Proposed Business”) and the reasons for conducting the Proposed Business at the special meeting; and

c)	As to each item of Proposed Business, each Meeting Requesting Person and each Stockholder Associated Person (as defined in Section 2.5.3 below but substituting “Meeting Requesting Person” in all places where “stockholder” appears in such definition), include the information required to be set forth in a notice under Section 2.5.1(c) of these Amended and Restated Bylaws of the corporation (as amended from time to time in accordance with the provisions hereof, these “Bylaws”) as if the Proposed Business were to considered at an annual meeting of stockholders, except that for purposes of this Section 2.2.2, the term “Meeting Requesting Person” shall be substituted for the term “stockholder” in all places it appears in Section 2.5.1(c) of these Bylaws.

2.2.3  Requested Record Date

Within ten (10) business days after the Secretary receives a request to fix a Requested Record Date in proper form and otherwise in compliance with this Section 2.2 from any stockholder of record, the Board may adopt a resolution fixing a Requested Record Date for the purpose of determining the stockholders entitled to request that the Secretary call a special meeting, which date shall not precede the date upon which the resolution fixing the Requested Record Date is adopted by the Board. Notwithstanding anything in this Section 2.2.3 to the contrary, no Requested Record Date shall be fixed if the Board determines that the request or requests that would otherwise be submitted following such Requested Record Date could not comply with the requirements set forth in clause (ii) or (iv) of Section 2.2.5 below.

2.2.4  Special Meeting Request

Without qualification, a Stockholder Requested Special Meeting shall not be called unless one or more stockholders owning as of the Requested Record Date not less than 30 percent of all the outstanding shares of the corporation entitled to vote on any issue proposed to be considered at such meeting (the “Requisite Percentage”) timely provide one or more requests to call such special meeting in writing and in proper form to the Secretary at the principal executive office of the corporation. To be timely for purposes of this Section 2.2.4, a stockholder’s request to call a special meeting must be delivered to the Secretary at the principal executive office of the corporation not later than the sixtieth (60th) day following the Requested Record Date. To be in proper form for purposes of this Section 2.2.4, a stockholder’s request to call a special meeting shall include the signature and the date of signature by the stockholder submitting such request and set forth (i) if such stockholder is a stockholder of record, the name and address of such stockholder as they appear in the corporation’s books and if such stockholder is not a stockholder of record, the name and address of such stockholder, (ii) a brief description of the Proposed Business, (iii) the text of the proposal with respect to the Proposed Business (including the complete text of any resolutions proposed for consideration and, in the event that such Proposed Business includes a proposal to amend the Restated Certificate of Incorporation of the corporation, as amended, (as further amended and restated from time to time in accordance with the terms thereof, the “Certificate of Incorporation”) or these Bylaws, the language of the proposed amendment), (iv) the reasons for conducting the Proposed Business at the special meeting and (v) unless such stockholder is a Solicited Stockholder (as defined below), as to each item of Proposed Business, each Calling Person (as defined below) and each Stockholder Associated Person (as defined in Section 2.5.3 below but substituting “Calling Person” in all places where “stockholder” appears in such definition), the information required to be set forth in a notice under Section 2.5.1(c) of these Bylaws as if the Proposed Business were to considered at an annual meeting of stockholders, except that for purposes of this Section 2.2.4, the term “Calling Person” shall be substituted for the term “stockholder” in all places it appears in Section 2.5.1(c) of these Bylaws. For purposes hereof, a “Calling Person” means the stockholder of record submitting the request to call a special meeting, or if different from the stockholder of record, the beneficial owner or beneficial owners submitting such request or any affiliate of such stockholder of record or beneficial owner(s); “Solicited Stockholder” means any stockholder that has provided a request to call a special meeting in response to a solicitation made pursuant to, and in accordance with, Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder by way of a definitive consent solicitation statement filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act; and “Special Meeting Request” refers to a request to call a special meeting that is delivered to the Secretary by a stockholder as of the Requested Record Date and is timely and in proper form under this Section 2.2.

2.2.5  Special Meeting Request Qualifications

The Secretary shall not accept, and shall consider ineffective, any Special Meeting Request that (i) does not comply with this Section 2.2, (ii) relates to an item of business proposed to be transacted at the special meeting that is not a proper subject for stockholder action under applicable law, (iii) includes an item of business proposed to be transacted at such meeting that did not appear on the written request that resulted in the determination of the Requested Record Date or (iv) otherwise does not comply with applicable law.

2.2.6  Revocation of Special Meeting Request

A stockholder may revoke a Special Meeting Request by written revocation delivered to the Secretary at any time prior to the Stockholder Requested Special Meeting. If written revocation(s) of the Special Meeting Request have been delivered to the Secretary and the result is that (after giving effect to all revocations) stockholders holding less than the Requisite Percentage have delivered Special Meeting Requests to the Secretary: (i) if the notice of meeting has not already been mailed to stockholders, the Secretary shall refrain from mailing the notice of the Stockholder Requested Special Meeting or (ii) if the notice of meeting has already been mailed to stockholders, the Secretary shall revoke the notice of the meeting. If, subsequent to the refraining from mailing of the notice of meeting pursuant to clause (i) of the immediately preceding sentence or subsequent to the revocation of the notice of meeting pursuant to clause (ii) of the immediately preceding sentence, as applicable, (but in any event on or prior to the sixtieth (60th) day after the Requested Record Date), the Secretary has received Special Meeting Requests from stockholders holding the Requisite Percentage, then, at the option of the Board, either (A) the original record date and meeting date, time and location for the Stockholder Requested Special Meeting set in accordance with Section 2.2.7 below shall apply with respect to the Stockholder Requested Special Meeting or (B) the Board may disregard the original record date and meeting date, time and location for the Stockholder Requested Special Meeting from those originally set in accordance with Section 2.2.7 below and, within ten (10) days following the date on which the Secretary has received the Special Meeting Requests from stockholders holding the Requisite Percentage, set a new record date and meeting date, time and location for the Stockholder Requested Special Meeting (and, in such case, notice of the Stockholder Requested Special Meeting shall be given in accordance with Section 2.4 below).

2.2.7   Stockholder Requested Special Meeting Record Date and Meeting Date

Subject to Section 2.2.6 above, within ten (10) days following the date on which the Secretary has received Special Meeting Requests in accordance with this Section 2.2 from stockholders holding the Requisite Percentage, the Board shall fix the record date and meeting date, time and location for the Stockholder Requested Special Meeting; provided, however, that the date of any such Stockholder Requested Special Meeting shall not be more than ninety (90) days after the date on which valid Special Meeting Requests from stockholders holding the Requisite Percentage are delivered to the Secretary (and are not revoked). Notwithstanding anything in these Bylaws to the contrary, the Board may submit its own proposal or proposals for consideration at any Stockholder Requested Special Meeting. Subject to the foregoing provisions of this Section 2.2, the record date for the Stockholder Requested Special Meeting shall be fixed in accordance with Section 2.7 below, and the Board shall provide notice of the Stockholder Requested Special Meeting in accordance with Section 2.4 below.

2.2.8  Updated Information; Universal Proxy Matters

(a)  In connection with a Stockholder Requested Special Meeting called in accordance with this Section 2.2, the stockholders of record who requested that the Board fix a Requested Record Date in accordance with Section 2.2.2 or the stockholders (except for any Solicited Stockholder) who delivered a Special Meeting Request to the Secretary in accordance with this Section 2.2 shall further update the information previously provided to the corporation in connection with such request, if necessary, so that the information provided or required to be provided in such request pursuant to this Section 2.2 shall be true and correct as of the record date for stockholders entitled to vote at the Stockholder Requested Special Meeting and as of the date that is ten (10) business days prior to the Stockholder Requested Special Meeting or any adjournment or postponement thereof. Such update shall (i) be delivered to, or mailed and received by, the Secretary at the principal executive office of the corporation not later than 5:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a business day, (the “Close of Business”) five (5) business days after the record date for stockholders entitled to vote at the Stockholder Requested Special Meeting (in the case of the update required to be made as of such record date) and not later than the Close of Business seven (7) business days prior to the date for the Stockholder Requested Special Meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the Stockholder Requested Special Meeting has been adjourned or postponed) (in the case of the update required to be made as of ten (10) business days prior to the Stockholder Requested Special Meeting or any adjournment or postponement thereof), (ii) be made only to the extent that information has changed since such stockholders’ prior submission and (iii) clearly identify the information that has changed since such stockholders’ prior submission, it being understood that no such update may cure any deficiencies or inaccuracies with respect to any prior submission by any of such stockholders.

(b)  If any information submitted pursuant to this Section 2.2 by any stockholder proposing business for consideration or individuals to nominate for election or reelection as a director at a special meeting shall be inaccurate, such information may be deemed not to have been provided in accordance with these Bylaws. Any such stockholder shall notify the Secretary of any inaccuracy or change in any such information (including if such stockholder or any Stockholder Associated Person (as defined in Section 2.5.3 below but substituting “Calling Person” in all places where “stockholder” appears in such definition) no longer intends to solicit proxies in accordance with the representation made pursuant to Section 2.5.1(c)(vii)) within two (2) business days of becoming aware of such inaccuracy or change, and any such notification shall (i) be made only to the extent that any information submitted pursuant to this Section 2.2 has changed since such stockholder’s prior submission and (ii) clearly identify the information that has changed since such stockholder’s prior submission, it being understood that no such update may cure any deficiencies or inaccuracies with respect to any prior submission by such stockholder. Upon written request of the Secretary, the Board or any committee thereof, any such stockholder shall provide, within seven (7) business days after delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.2 and (B) a written update of any information (including written confirmation by such stockholder that such stockholder continues to intend to bring such nomination or other business before the meeting) submitted by the stockholder pursuant to this Section 2.2 as of an earlier date. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.2.

(c)  If (i) any stockholder or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) such stockholder or Stockholder Associated Person subsequently either (A) notifies the corporation that such stockholder or Stockholder Associated Person no longer intends to solicit proxies in support of director nominees other than the Corporation’s Nominees (as defined below) in accordance with Rule 14a-19 under the Exchange Act or (B) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14(a)(3) under the Exchange Act, then the corporation shall disregard any proxies or votes solicited for the Proposed Nominees proposed by such stockholder. Upon request by the corporation, if any stockholder or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Secretary, no later than five business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied. For purposes of this Section 2.2.8(c), “Stockholder Associate Person” shall have the definition set forth in Section 2.5.3 below but substituting “Calling Person” in all places where “stockholder” appears in such definition.

2.2.9  Noncompliance

Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a special meeting except in accordance with this Section 2.2 if the Board determines that (i) any request to fix a Requested Record Date or Special Meeting Request was not properly made in accordance with this Section 2.2 or (ii) the stockholders of record requesting that the Board fix such Requested Record Date or stockholders making the Special Meeting Request have not otherwise complied with this Section 2.2, then the Board shall not be required to fix such Requested Record Date, to fix a special meeting record date or to call and hold a special meeting. In addition to the requirements of this Section 2.2, each Meeting Requesting Person and stockholder making a Special Meeting Request shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a Requested Record Date or to call a special meeting.

2.3  Place of Meeting

All meetings shall be held at the principal office of the corporation or at such other place within or without the state of Delaware designated by the Board, by any persons entitled to call a meeting hereunder, or in a waiver of notice signed by all of the stockholders entitled to notice of the meeting. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the Delaware General Corporation Law, as the same may be amended (the “DGCL”).

2.4  Notice of Meeting

2.4.1 Timing of Notice; Adjourned Meetings

The Chair of the Board, the Chief Executive Officer, the Secretary or the Board shall cause to be delivered to each stockholder entitled to notice of or to vote at the meeting either personally or by mail, not less than 10 nor more than 60 days before the meeting, written notice stating the place, if any, day and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called; except that where the matter to be acted on is a merger or consolidation of the corporation or the sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets other than in the ordinary course of business, such notice shall be given not less than 20 nor more than 60 days prior to such meeting. Upon the receipt of Special Meeting Requests in accordance with Section 2.2 from stockholders holding the Requisite Percentage, it shall be the duty of the Secretary to give notice of a special meeting of stockholders to be held on such date and at such time and location as the Board has fixed in accordance with Section 2.2.7. When a meeting is recessed or adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the recessed or adjourned meeting if (a) the time and place, if any, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with these Bylaws and (b) the date is not more than 30 days after the date for which the meeting was originally noticed. If the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date and time of the adjourned meeting shall be sent, as provided in this Section 2.4. At any recessed or adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

2.4.2  Manner of Giving Notice

Unless otherwise required by law, notice of any meeting shall be given personally, by mail or, to the extent permitted by Section 232 of the DGCL, by electronic transmission (as defined below). Written notice of any meeting of stockholders, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If notice is given by means of electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL. For the purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

2.5  Notice of Stockholder Business and Nominations

2.5.1  Annual Meetings of Stockholders

(a)  Nominations of persons for election to the Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board (or any duly authorized committee thereof) or (iii) by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 2.5.1 is delivered to the Secretary, who is entitled to vote at such meeting, who has complied with the notice procedures set forth in this Section 2.5.1 and, in the case of a Stockholder Requested Special Meeting, the procedures set forth in Section 2.2 and who remains a stockholder of record through the date of such annual meeting. For the avoidance of doubt, compliance with the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations, or to propose any other business (other than a proposal included in the corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act), at an annual meeting of stockholders.

(b)  For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.5.1(a)(iii) above, the stockholder must have given timely notice thereof in writing to the Secretary and, in the case of business other than nominations, such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary not later than the Close of Business on the ninetieth (90th) day, or earlier than the Close of Business on the one hundred twentieth (120th) day, prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that, if the date of the annual meeting of stockholders is more than thirty (30) days prior to or more than thirty (30) days after the first anniversary of the date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so received not earlier than the Close of Business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the Close of Business on the later of (i) the ninetieth (90th) day before such annual meeting or (ii) the tenth (10th) day following the day on which public disclosure (as defined in Section 2.5.3 below) of the date of such meeting is first made by the corporation. In no event shall the adjournment, recess, postponement, judicial stay or rescheduling of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)  Such stockholder’s notice shall set forth:

(i)	as to each person whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), if any:

(A)	the name, age, business address and residence address of such Proposed Nominee;

(B)	the principal occupation and employment of such Proposed Nominee;

(C)	a written questionnaire with respect to the background and qualification of such Proposed Nominee completed by the Proposed Nominee in the form required by the corporation (which form the stockholder shall request in writing from the Secretary and which the Secretary shall provide to such stockholder within ten (10) days after receiving such request);

(D)	such Proposed Nominee’s executed written consent to being named as a nominee in the corporation’s proxy statement and form of proxy;

(E)	such Proposed Nominee’s written representation and agreement in the form required by the corporation (which form the stockholder shall request in writing from the Secretary and which the Secretary shall provide to such stockholder within ten (10) days after receiving such request) that: (I) such Proposed Nominee is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (II) such Proposed Nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the corporation; (III) such Proposed Nominee will, if elected as a director, comply with applicable law, the rules of any securities exchanges upon which the corporation’s securities are listed, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation, and any other corporation policies and guidelines applicable to directors (which will be provided to such Proposed Nominee within five (5) business days after the Secretary receives any written request therefor from such Proposed Nominee), and applicable fiduciary duties under state law; (IV) such Proposed Nominee consents to serving as a director, if elected as a director of the corporation; (V) such Proposed Nominee intends to serve as a director for the full term for which such Proposed Nominee is standing for election; (VI) such Proposed Nominee will provide facts, statements and other information in all communications with the corporation that are or will be true and correct in all material respects and that do not and will not omit to state a fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and (VII) such Proposed Nominee will tender his or her resignation as a director of the corporation if the Board determines that such Proposed Nominee failed to comply with the provisions of this Section 2.5.1(c)(i)(E), provides such Proposed Nominee of notice of any such determination and, if such non-compliance may be cured, such Proposed Nominee fails to cure such non-compliance within ten business days after delivery of such notice to such Proposed Nominee;

(F)	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings, written or oral, during the past three years, and any other material relationships, between or among such Proposed Nominee or any of such Proposed Nominee’s affiliates or associates (each as defined below), on the one hand, and the stockholder or any Stockholder Associated Person (as defined below), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant;

(G)	a description of any business or personal interests that could place such Proposed Nominee in a potential conflict of interest with the corporation or any of its subsidiaries; and

(H)	all other information related to such Proposed Nominee or such Proposed Nominee’s associates that would be required to be disclosed in a proxy statement or other filing required to be made by the stockholder or any Stockholder Associated Person in connection with the solicitation of proxies or consents for the election of directors in a contested election or otherwise pursuant to Section 14 under the Exchange Act and the rules and regulations promulgated thereunder.

(ii)	as to any other business that the stockholder proposes to bring before the meeting:

(A)	a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Certificate of Incorporation or these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the meeting;

(B)	a complete and accurate description of any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) or any material interest in such business of such stockholder or any Stockholder Associated Person, including any anticipated benefit to the stockholder or any Stockholder Associated Person therefrom; and

(C)	all other information related to such business that would be required to be disclosed in a proxy statement or other filing required to be made by the stockholder or any Stockholder Associated Person in connection with the solicitation of proxies or consents in support of such proposed business by such stockholder or any Stockholder Associated Person pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(iii)	as to the stockholder giving notice, any Proposed Nominee and any Stockholder Associated Person:

(A)	the name and address of such stockholder, Proposed Nominee and Stockholder Associated Person (including, if applicable, as they appear on the corporation’s books and records);

(B)	the class, series and number of shares of each class or series of capital stock of the corporation which are, directly or indirectly, owned beneficially or of record (specifying the type of ownership) by such stockholder, Proposed Nominee or Stockholder Associated Person (including any rights to acquire beneficial ownership at any time in the future) and the date or dates on which such shares were acquired and the investment intent of such acquisition;

(C)	the nominee holder for, and number of, any corporation securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person;

(D)	a complete and accurate description of all agreements, arrangements or understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements) that have been entered into by, or on behalf of, such stockholder, Proposed Nominee or Stockholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the corporation, or maintain, increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person with respect to securities of the corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation (any of the foregoing, a “Derivative Instrument”);

(E)	any proportionate interest in shares of capital stock of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or similar entity in which such stockholder, Proposed Nominee or Stockholder Associated Person (I) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner or (II) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

(F)	any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the corporation or any affiliate thereof, other than an interest arising from the ownership of corporation securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(G)	a complete and accurate description of all agreements, arrangements or understandings, written or oral, (I) between or among the stockholder giving the notice and any of the Stockholder Associated Persons or (II) between or among the stockholder giving the notice or any of the Stockholder Associated Persons and any other person or entity (naming each such person or entity) or any Proposed Nominee, including (x) any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder giving the notice or Stockholder Associated Person, directly or indirectly, has the right to vote any security of the corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A); (y) any understanding, written or oral, that the stockholder giving the notice or any of the Stockholder Associated Persons may have reached with any other stockholder of the corporation (including their names) with respect to how such other stockholder will vote such other stockholder’s shares in the corporation at any meeting of the corporation’s stockholders or take other action in support of any Proposed Nominee, or other action to be taken, by the stockholder giving the notice or any of the Stockholder Associated Persons and (z) any other agreements that would be required to be disclosed by the stockholder giving the notice or any Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D pursuant to the Exchange Act and the rules and regulations promulgated thereunder (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder giving the notice, or any Proposed Nominee or any Stockholder Associated Person or other person or entity);

(H)	any rights to dividends on the shares of the corporation owned beneficially by such stockholder, Proposed Nominee or Stockholder Associated Person that are separated or separable from the underlying shares of the corporation;

(I)	a complete and accurate description of any performance-related fees (other than an asset-based fee) to which any such stockholder, Proposed Nominee or Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of the corporation’s securities or any Derivative Instruments, including any such interests held by members of such stockholder’s, Proposed Nominee’s or Stockholder Associated Person’s immediate family sharing the same household;

(J)	(I) a description of the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and (II) a copy of the prospectus, offering memorandum or similar document, and any presentation, document or marketing material provided to third parties (including investors and potential investors) to solicit an investment in such stockholder or such Stockholder Associated Person, that contains or describes such stockholder’s or such Stockholder Associated Person’s performance, personnel or investment thesis or any plans or proposals with respect to the corporation;

(K)	any significant equity interests or any Derivative Instruments in any principal competitor of the corporation held by such stockholder, Proposed Nominee or Stockholder Associated Person;

(L)	any direct or indirect interest of such stockholder, Proposed Nominee or Stockholder Associated Person in any contract or arrangement with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including any employment agreement, collective bargaining agreement or consulting agreement);

(M)	a representation that (I) neither such stockholder nor such Proposed Nominee or Stockholder Associated Person has breached any contract or other agreement, arrangement or understanding with the corporation except as disclosed to the corporation pursuant to these Bylaws and (II) such stockholder, Proposed Nominee and Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 2.5;

(N)	all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such stockholder, Proposed Nominee and Stockholder Associated Person, or such stockholder’s, Proposed Nominee’s or Stockholder Associated Person’s associates, (regardless of whether such person or entity is actually required to file a Schedule 13D); and

(O)	a certification regarding whether such stockholder, Proposed Nominee and Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such person’s acquisition of shares of capital stock or other securities of the corporation and such person’s acts or omissions as a stockholder of the corporation, if such person is or has been a stockholder of the corporation;

provided, however, that the disclosures in the foregoing subclauses (A) through (O) shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee solely as a result of being the stockholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(iv)	(A) a representation that such stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, that such stockholder intends to vote such stockholder’s stock at such meeting and that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at such meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and (B) an acknowledgment that, if such stockholder or qualified representative does not appear to present such proposal or Proposed Nominees, as applicable, at such meeting, the corporation need not present such proposal or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the corporation;

(v)	a complete and accurate description of any pending or, to such stockholder’s knowledge, threatened legal proceeding in which such stockholder, any Proposed Nominee or any Stockholder Associated Person is a party or participant involving the corporation or any current or former director, officer, affiliate or associate of the corporation;

(vi)	identification of the names and addresses of other stockholders (including beneficial owners) known by such stockholder to support the nomination(s) or other business proposal(s) submitted by such stockholder and, to the extent known, the class and number of all shares of the corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s);

(vii)	a representation from the stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group that intends (A) to deliver a proxy statement and/or form of proxy to holders of shares representing at least 50% of the voting power of the Voting Stock in the case of a nomination, or holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the business to be proposed in the case of other business, as applicable, (B) to solicit proxies in support of director nominees other than the Corporation’s Nominees in accordance with Rule 14a-19 under the Exchange Act or (C) to engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination or other business, as applicable, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation;

(viii)	a description of any agreement, arrangement or understanding, written or oral, the effect or intent of which is to increase or decrease the voting power of such stockholder or any Stockholder Associated Person with respect to any shares of the capital stock of the corporation, without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D in accordance with the Exchange Act;

(ix)	(A) if the stockholder giving the notice is not a natural person, the identity of the natural person or persons associated with such stockholder responsible for the formulation of and decision to propose the business or nomination to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such stockholder, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the capital stock of the corporation and that reasonably could have influenced the decision of such stockholder to propose such business or nomination to be brought before the meeting and (B) if the stockholder giving the notice is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the capital stock of the corporation and that reasonably could have influenced the decision of such stockholder to propose such business or nomination to be brought before the meeting; and

(x)	all other information related to the stockholder in the stockholder’s capacity as a proponent of a stockholder proposal or nomination, or regarding any Stockholder Associated Person, or such stockholder’s or Stockholder Associated Person’s associates that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitations of proxies or consents in support of the business proposed by such stockholder or the election of any Proposed Nominee pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(d)  In addition to the information required pursuant to the foregoing provisions of this Section 2.5.1, any Proposed Nominee shall also provide to the corporation such other information as the corporation may reasonably request. Such information shall be considered timely if provided to the corporation promptly upon request by the corporation but in any event within five (5) business days after such request. In addition, the Board may require any Proposed Nominee to submit to interviews with the Board or any committee thereof, and such Proposed Nominee shall make himself or herself available for any such interviews within ten days following the date of any reasonable request therefor from the Board or any committee thereof.

(e)  At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

2.5.2 Special Meetings of Stockholders

(a)  At any special meeting of the stockholders, only such business as is specified in the notice of such special meeting given by or at the direction of the person or persons calling such meeting pursuant to Sections 2.2 and 2.4 of the Bylaws shall come before such meeting. For the avoidance of doubt, in the case of a Stockholder Requested Special Meeting, only such business shall be conducted as shall have been properly brought pursuant to Section 2.2.

(b)  Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the Board or a committee appointed by the Board for such purpose; (ii) provided that one or more directors are to be elected at such meeting pursuant to the corporation’s notice of meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 2.5.2 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election, who delivers notice thereof in writing setting forth the information required by Section 2.5.1 above and who remains a stockholder of record through the date of the special meeting; or (iii) in the case of a Stockholder Requested Special Meeting pursuant to Section 2.2 above. In the event the corporation calls a special meeting of stockholders (other than a Stockholder Requested Special Meeting) for the purpose of electing one or more directors of the corporation, any stockholder entitled to vote in such election of directors may nominate a person or persons, as the case may be, for election to such position(s) as specified by the corporation, if the stockholder’s notice including all information required to be set forth in a notice for the nomination of a director under Section 2.5.1 (as if such notice were being submitted in connection with an annual meeting of stockholders) shall be delivered to the Secretary not earlier than the Close of Business on the one hundred twentieth (120th) day prior to such special meeting and not later than the Close of Business on the later of the ninetieth (90th) day prior to such special meeting and the tenth (10th) day following the day on which public disclosure of the date of such meeting is first made by the corporation, and such stockholder and any Proposed Nominee shall comply with Section 2.5.1(d) above and Section 2.5.3 below. In no event shall an adjournment, recess, postponement, judicial stay or rescheduling of a special meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding any other provision of these Bylaws, in the case of a Stockholder Requested Special Meeting, no stockholder may nominate a person for election to the Board or propose any other business to be considered at the meeting, except pursuant to Section 2.2 above.

2.5.3  General

(a)  Any written notice, supplement, update or other information required to be delivered by a stockholder to the corporation pursuant to Section 2.5.1 or Section 2.5.2 hereof must be given by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the Secretary at the corporation’s principal executive office.

(b)  No person shall be eligible for election at any meeting of stockholders as a director of the corporation unless nominated by a stockholder in accordance with Section 2.2 above or this Section 2.5 or the person is nominated by the Board, and no business shall be conducted at an annual or special meeting except business brought in accordance with the procedures set forth in Section 2.2 above or this Section 2.5 or by the Board. The number of nominees a stockholder may nominate for election at a meeting may not exceed the number of directors to be elected at such meeting, and for the avoidance of doubt, no stockholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in Section 2.2, Section 2.5.1 or Section 2.5.2, as applicable. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the Chair of the Board or other person presiding at the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.5 and notwithstanding the provisions of Section 2.2 above, if the stockholder (or a qualified representative of the stockholder) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the corporation to present such nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 2.5, to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the corporation prior to the making of such nomination or proposal at such meeting stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(c) A stockholder providing notice under this Section 2.5 shall update such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct (A) as of the record date for the meeting and (B) as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof. Such update shall (I) be delivered to, or mailed and received by, the Secretary at the principal executive office of the corporation not later than the Close of Business five (5) business days after the record date for the meeting (in the case of the update required to be made as of such record date) and not later than the Close of Business seven (7) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof), (II) be made only to the extent that information has changed since such stockholder’s prior submission and (III) clearly identify the information that has changed since such stockholder’s prior submission, it being understood that no such update may cure any deficiencies or inaccuracies with respect to any prior submission by such stockholder.

(d) If any information submitted pursuant to this Section 2.5 by any stockholder proposing business for consideration or individuals to nominate for election or reelection as a director at a stockholder meeting shall be inaccurate in any respect, such information may be deemed not to have been provided in accordance with these Bylaws. Any such stockholder shall notify the Secretary of any inaccuracy or change in any such information (including if such stockholder or any Stockholder Associated Person no longer intends to solicit proxies in accordance with the representation made pursuant to Section 2.5.1(c)(vii)) within two (2) business days of becoming aware of such inaccuracy or change, and any such notification shall (I) be made only to the extent that any information submitted pursuant to this Section 2.5 has changed since such stockholder’s prior submission and (II) clearly identify the information that has changed since such stockholder’s prior submission, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such stockholder. Upon written request of the Secretary, the Board or any committee thereof, any such stockholder shall provide, within seven (7) business days after delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.5 and (B) a written update of any information (including written confirmation by such stockholder that such stockholder continues to intend to bring such nomination or other business before the meeting) submitted by the stockholder pursuant to this Section 2.5 as of an earlier date. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.5.

(e)  If (i) any stockholder or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) such stockholder or Stockholder Associated Person subsequently either (A) notifies the corporation that such stockholder or Stockholder Associated Person no longer intends to solicit proxies in support of director nominees other than the Corporation’s Nominees in accordance with Rule 14a-19 under the Exchange Act or (B) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14(a)(3) under the Exchange Act, then the corporation shall disregard any proxies or votes solicited for the Proposed Nominees proposed by such stockholder. Upon request by the corporation, if any stockholder or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Secretary, no later than five business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

(f)  In addition to complying with the foregoing provisions of this Section 2.5 and the provisions of Section 2.2 above, a stockholder shall also comply with all applicable requirements of state law and all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the nomination of persons for election to the Board, the proposal of other business other than nominations and the solicitation of proxies in connection therewith.

(g)  Nothing in this Section 2.5 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation) to elect directors pursuant to any applicable provisions of the Certificate of Incorporation. Subject to Rule 14a-8 under the Exchange Act, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the corporation’s proxy statement any nomination of a director or directors or any other business proposal.

(h)  As used in these Bylaws, including this Section 2.5, (A) an “affiliate” and “associate” each have the respective meanings set forth in Rule 12b-2 under the Exchange Act; (B) “Corporation’s Nominees” shall mean any persons nominated by or at the direction of the Board; (C) “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act; and (D) “Stockholder Associated Person” shall mean, with respect to any stockholder, (1) any person who is a member of a “group” (as such term is used in Rule 13d-5 of the Exchange Act) with or otherwise acting in concert with such stockholder, (2) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary), (3) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such stockholder, (4) if such stockholder is not a natural person, any Responsible Person and (5) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder or other Stockholder Associated Person in respect of any proposals or nominations, as applicable.

2.6  Waiver of Notice

2.6.1 Waiver in Writing

Whenever any notice is required to be given to any stockholder under the provisions of these Bylaws, the Certificate of Incorporation or the DGCL, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, in each case, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

2.6.2 Waiver by Attendance

The attendance of a stockholder at a meeting shall constitute a waiver of notice of such meeting, except when a stockholder attends a meeting for the express purpose of objecting, and does so object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

2.7  Fixing of Record Date for Determining Stockholders

2.7.1  Meetings

For the purpose of determining stockholders entitled to notice of and to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 (or the maximum number permitted by applicable law) nor less than 10 days before the date of such meeting. If such date fixed by the Board is a legal holiday at a place where the transfer agent or its designee is located or where necessary stockholder records are held, then the record date shall be the next succeeding business day. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of and to vote at the meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Notwithstanding the foregoing provisions of this Section 2.7.1, in the event of a conflict between Section 2.2 and the foregoing provisions of this Section 2.7.1, the provisions of Section 2.2 shall govern.

2.7.2  Dividends, Distributions and Other Rights

For the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 (or the maximum number permitted by applicable law) days prior to such action. If no record date is fixed by the Board, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.8  Voting List

The corporation shall prepare, no later than the 10th day before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and number of shares registered in the name of each stockholder. Nothing in this Section 2.8 shall require the corporation to include electronic mail addresses or other electronic contact information on such list. This list shall be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of 10 days ending on the day before the meeting date, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.

2.9  Quorum

A majority of the outstanding shares of the corporation entitled to vote, present in person, present by means of remote communication, if any, or represented by proxy at the meeting, shall constitute a quorum at a meeting of the stockholders; provided, that where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes, present in person, present by means of remote communication, if any, or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to that vote on that matter. If less than a majority of the outstanding shares entitled to vote are represented at a meeting, the chair of the meeting may adjourn the meeting from time to time without further notice. If a quorum is present or represented at a reconvened meeting following such an adjournment, any business may be transacted that might have been transacted at the meeting as originally called. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.10  Manner of Acting

2.10.1 Conduct of Business

The Board may at any time prior to the holding of an annual meeting or a special meeting of stockholders (other than a Stockholder Requested Special Meeting) and for any reasonable purpose, postpone or cancel such meeting. The Chair of the Board or the Chief Executive Officer or, in their absence, a person designated by the Chair of the Board or the Chief Executive Officer, shall preside over meetings of the stockholders. To the maximum extent permitted by law, the chair of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chair of the meeting and without any action by the shareholders, are appropriate for the proper conduct of the meeting, including (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record, their duly authorized proxies and such other individuals as the chair of the meeting may determine; (c) limiting participation at the meeting on any matter to shareholders of record entitled to vote on such matter, their duly authorized proxies and other such individuals as the chair of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any shareholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chair of the meeting; (h) concluding the meeting, recessing the meeting or adjourning the meeting, whether or not a quorum is present, to a later date and time and at the same or a different place, if any, which may be announced at the meeting; (i) restricting the use of audio/video recording devices, cell phones and other electronic devices; (j) complying with any state and local laws and regulations concerning safety and security; (k) procedures (if any) requiring attendees to provide the corporation advance notice of their intent to attend the meeting and (l) any guidelines and procedures as the chair may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chair of the meeting may appoint any person to act as secretary of the meeting. Unless otherwise determined by the chair of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10.2  Voting

A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election); provided, however, that the directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 2.2, Section 2.5.1 or Section 2.5.2, as applicable, and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the corporation first mails to stockholders the notice of meeting for such meeting. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

2.11  Proxies

2.11.1 Appointment

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. Such authorization may be accomplished by (a) the stockholder or such stockholder’s authorized officer, director, employee or agent executing a document or causing his or her signature to be affixed to such document by any reasonable means, including facsimile signature, or (b) by transmitting or authorizing the transmission of an electronic transmission to the intended holder of the proxy or to a proxy solicitation firm, proxy support service or similar agent duly authorized by the intended proxy holder to receive such transmission; provided, that any electronic transmission must either set forth or be accompanied by information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the document or transmission by which a stockholder has authorized another person to act as proxy for such stockholder may be substituted or used in lieu of the original document or transmission for any and all purposes for which the original document or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document or transmission.

2.11.2 Delivery to Corporation; Duration

A proxy shall be filed with the Secretary before or at the time of the meeting or the delivery to the corporation of the consent to corporate action in writing. A proxy shall become invalid three years after the date of its execution unless otherwise provided in the proxy. A proxy with respect to a specified meeting shall entitle the holder thereof to vote at any reconvened meeting following adjournment of such meeting but shall not be valid after the final adjournment thereof.

2.12  Voting of Shares

Each outstanding share entitled to vote with respect to the subject matter of an issue submitted to a meeting of stockholders shall be entitled to one vote upon each such issue.

2.13  Voting for Directors

Each stockholder entitled to vote at an election of directors may vote, in person (including by means of remote communication, if any) or by proxy, the number of shares owned by such stockholder for as many persons as there are directors to be elected and for whose election such stockholder has a right to vote; provided, however, that no cumulative voting shall be permitted in the election of directors.

2.14 Action by Stockholders without a Meeting

Any action that is properly brought before the stockholders by or at the direction of the Board and that could be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall (a) be signed by the holders of outstanding shares of capital stock entitled to be voted with respect to the subject matter thereof having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (as determined in accordance with Section 2.6.2 hereof) and (b) be delivered to the corporation by delivery to its registered office in the state of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the records of proceedings of meetings of stockholders. Delivery made to the corporation’s registered office shall be by hand or by certified mail or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless written consents signed by the requisite number of stockholders entitled to vote with respect to the subject matter thereof are delivered to the corporation, in the manner required by this Section 2.14, within 60 (or the maximum number permitted by applicable law) days of the earliest dated consent delivered to the corporation in the manner required by this Section 2.14. The validity of any consent executed by a proxy for a stockholder pursuant to a means of electronic transmission transmitted to such proxy holder by or upon the authorization of the stockholder shall be determined by or at the direction of the Secretary. A written record of the information upon which the person making such determination relied shall be made and kept in the records of the proceedings of the stockholders. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of the stockholders.

2.15  Inspectors of Election

2.15.1  Appointment

In advance of any meeting of stockholders, the officers of the corporation shall appoint one or more persons to act as inspectors of election at such meeting and to make a written report thereof. The officers of the corporation may designate one or more persons to serve as alternate inspectors to serve in place of any inspector who is unable or fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of such meeting shall appoint one or more persons to act as inspector of elections at such meeting.

2.15.2 Duties

The inspectors of election shall:

(a) ascertain the number of shares of the corporation outstanding, the voting power of each such share and ballots;

(b) determine the shares represented at the meeting and the validity of proxies;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by them; and

(e) certify their determination of the number of shares represented at the meeting and their count of the votes and ballots.

The validity of any proxy or ballot shall be determined by the inspectors of election in accordance with the applicable provisions of these Bylaws and the DGCL as then in effect. Each inspector of elections shall, before entering upon the discharge of his or her duties, take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors of election may appoint or retain other persons or entities to assist them in the performance of their duties.

2.16  Forum for Adjudication of Disputes

2.16.1  Forum

Unless a majority of the Board, acting on behalf of the corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporation claim,” as defined in Section 115 of the DGCL shall be a state or federal court located within the state of Delaware to the fullest extent permitted by law, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of the corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933, as amended.

2.16.2  Personal Jurisdiction

If any action the subject matter of which is within the scope of Section 2.16.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 2.16.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

2.16.3  Enforceability

If any provision of this Section 2.16 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 2.16, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

2.16.4  Notice and Consent

For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Section 2.16.

SECTION 3  BOARD OF DIRECTORS

3.1  General Powers

The business and affairs of the corporation shall be managed by the Board.

3.2  Number and Tenure

3.2.1 The number of directors shall be determined by the Board in accordance with Article 5 of the Certificate of Incorporation.

3.2.2 The tenure of directors shall be governed by Article 5 of the Certificate of Incorporation.

3.3  Regular Meetings

Regular meetings of the Board shall be held at the place, on the date and at the time as shall have been established by the Board and publicized among all directors. A notice of a regular meeting the date of which has been so publicized shall not be required.

3.4  Special Meetings

Special meetings of the Board or any committee appointed by the Board may be called by or at the request of the Board, Chair of the Board, the Chief Executive Officer or, in the case of any special Board meetings, any three (3) directors, and, in the case of any special meeting of any committee appointed by the Board, by such committee or the Chair thereof. The person or persons authorized to call special meetings may fix any place either within or without the state of Delaware as the place for holding any special meeting called by them.

3.5  Meetings by Telephone

Members of the Board or any committee designated by the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

3.6  Notice of Special Meetings

Notice of a special Board or committee meeting stating the place, day and hour of the meeting shall be given to a director in writing or orally by telephone or in person. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice of such meeting.

3.6.1 Personal Delivery

If notice is given by personal delivery, the notice shall be effective if delivered to a director at least two days before the meeting.

3.6.2 Delivery by Mail

If notice is delivered by mail, the notice shall be deemed effective if deposited in the official government mail properly addressed to a director at his or her address shown on the records of the corporation with postage prepaid at least five days before the meeting.

3.6.3 Delivery by Private Carrier

If notice is given by private carrier, the notice shall be deemed effective when dispatched to a director at his or her address shown on the records of the corporation at least three days before the meeting.

3.6.4 Electronic Notice

If notice is delivered by facsimile, email or any other means of electronic transmission ordinarily used for communication by and with the directors, the notice shall be deemed effective when dispatched to a director at the facsimile number, email address or other applicable electronic transmission address appearing on the records of the corporation at least two days before the meeting.

3.6.5  Oral Notice

If notice is delivered orally, by telephone or in person, the notice shall be deemed effective if personally given to the director at least two days before the meeting.

3.6.6  Special Circumstances

Notwithstanding the foregoing provisions of this Section 3.6, if, under the circumstances, the Chair of the Board or the Chief Executive Officer calling a special meeting determines that convening the Board on less than 24 hours’ notice is necessary or appropriate, notice may be given electronically, orally, by telephone or in person on the day of such special meeting.

3.7  Waiver of Notice

3.7.1 In Writing

Whenever any notice is required to be given to any director under the provisions of these Bylaws, the Certificate of Incorporation or the DGCL, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, in each case, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board or any committee appointed by the Board need be specified in the waiver of notice of such meeting.

3.7.2 By Attendance

The attendance of a director at a Board or committee meeting shall constitute a waiver of notice of such meeting, except when a director attends a meeting for the express purpose of objecting, and does so object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

3.8  Quorum

The presence of at least a majority of the total number of directors fixed by or in the manner provided in these Bylaws or, if vacancies exist on the Board, a majority of the total number of directors then serving on the Board, provided, however, that such number may be not less than one-third of the total number of directors fixed by or in the manner provided in these Bylaws, shall constitute a quorum for the transaction of business at any Board meeting. If less than such a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

3.9  Manner of Acting

The act of the majority of the directors present at a Board or committee meeting at which there is a quorum shall be the act of the Board or committee, unless the vote of a greater number is required by these Bylaws, the Certificate of Incorporation or the DGCL.

3.10  Presumption of Assent

A director of the corporation present at a Board or committee meeting at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting, or unless such director files a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof, or forwards such dissent by registered mail to the Secretary immediately after the adjournment of the meeting. A director who voted in favor of such action may not dissent.

3.11  Action by Board or Committees without a Meeting

Any action that could be taken at a meeting of the Board or of any committee appointed by the Board may be taken without a meeting if all the members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission. Any such consent by writing or electronic transmission shall be inserted in the minute book as if it were the minutes of a Board or a committee meeting.

3.12  Resignation

Any director may resign at any time by delivering notice in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall take effect at the time specified therein, or if the time is not specified, upon delivery thereof and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.13  Removal

One or more members of the Board (including the entire Board) may be removed, but only for cause, at a meeting of stockholders called expressly for that purpose, or without a meeting pursuant to Section 2.14 of these Bylaws, by the holders of not less than a majority of the shares entitled to elect the director or directors whose removal is sought in the manner provided by these Bylaws. Notwithstanding the foregoing, from and after the annual election of directors at which the Board is no longer classified, one or more members of the Board (including the entire Board) may be removed, with or without cause, at a meeting of stockholders called expressly for that purpose, or without a meeting pursuant to Section 2.14 of these Bylaws, by the holders of not less than a majority of the shares entitled to elect the director or directors whose removal is sought in the manner provided by these Bylaws.

3.14  Vacancies

Any vacancy occurring on the Board may be filled only by the affirmative vote of a majority of the remaining directors, whether or not they constitute a quorum of the Board. Any director elected by the Board shall be appointed to one of the three classes of directors for a term continuing until the next election of the class to which he or she was elected or, to the extent the Board is no longer classified, shall be appointed for a term continuing until the next annual election of directors.

3.15  Class Assignment

The Board may reassign any director from one of the three classes of directors to another of the three classes, provided that (a) no director may be reassigned more than one time between meetings of stockholders at which he or she stands for election and (b) the Board may not make any reassignment(s) that would cause any class to contain a majority of the then-sitting directors, and provided, further, that from and after the annual election of directors at which the Board is no longer classified, this Section 3.15 shall be of no further force or effect.

3.16  Committees

3.16.1  Creation and Authority of Committees

The Board may, by resolution passed by a majority of the number of directors fixed by or in the manner provided in these Bylaws, appoint standing or temporary committees, each committee to consist of one or more directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee or in the committee’s charter or as otherwise provided in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers that require it to the fullest extent permitted by law.

3.16.2  Audit Committee

The Board shall have an Audit Committee composed of three or more directors, each of whom shall satisfy any independence requirements then in effect and applicable to the corporation. The responsibilities of the Audit Committee shall be stated in the committee’s charter, as approved by the Board.

3.16.3  Compensation Committee

The Board shall have a Compensation Committee composed of three or more directors, each of whom shall satisfy any independence requirements then in effect and applicable to the corporation. The responsibilities of the Compensation Committee shall be stated in the committee’s charter, as approved by the Board.

3.16.4  Nominating and Governance Committee

The Board shall have a Nominating and Governance Committee composed of three or more directors, each of whom shall satisfy any independence requirements then in effect and applicable to the corporation. The responsibilities of the Nominating and Governance Committee shall be stated in the committee’s charter, as approved by the Board.

3.16.5  Minutes of Meetings

All committees so appointed shall keep regular minutes of their meetings and shall cause them to be recorded in books kept for that purpose.

3.16.6  Quorum and Manner of Acting

A majority of the number of directors composing any committee of the Board, as established and fixed by resolution of the Board, shall constitute a quorum for the transaction of business at any meeting of such committee but, if less than a majority are present at a meeting, a majority of such directors present may adjourn the meeting from time to time without further notice. The act of a majority of the members of a committee present at a meeting at which a quorum is present shall be the act of such committee.

3.16.7  Resignation

Any member of any committee may resign at any time by delivering notice in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer, the Secretary, the Board or the Chair of such committee. Any such resignation shall take effect at the time specified therein or, if the time is not specified, upon delivery thereof and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.16.8  Removal

The Board may remove from office any member of any committee elected or appointed by it.

3.17  Compensation

By Board resolution, directors and committee members may be paid their expenses, if any, of attendance at each Board or committee meeting, a fixed sum for attendance at each Board or committee meeting or a stated fee as director or a committee member, or a combination of the foregoing. No such payment shall preclude any director or committee member from serving the corporation in any other capacity and receiving compensation therefor. Directors who are full-time employees of the corporation shall not receive any compensation for their service as director.

3.18  Chair of the Board

The Board shall elect a Chair of the Board who shall preside over meetings of the Board and perform such other duties as are assigned to him or her by the Board. The Chair of the Board shall serve for a term continuing until the expiration thereof, or until his or her resignation, removal, death or other disqualification. The Board may remove a Chair of the Board from office by a vote of a majority of the total number of directors then serving on the Board. The Chair of the Board must qualify as an independent director under applicable SEC and NASDAQ rules, and in the event the Chair of the Board ceases to qualify as an independent director, he or she shall resign as Chair of the Board and the Board shall elect a replacement.

SECTION 4  OFFICERS

4.1  Number

The officers of the corporation shall be a Chief Executive Officer, a President, a Secretary and a Treasurer, each of whom shall be elected by the Board. One or more Vice Presidents and such other officers and assistant officers may be elected or appointed by the Board, such officers and assistant officers to hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as may be provided by resolution of the Board. Any officer may be assigned by the Board any additional title that the Board deems appropriate. The Board may delegate to any officer or agent the power to appoint or remove any such subordinate officers or agents and to prescribe their respective terms of office, authority and duties. Any two or more offices may be held by the same person.

4.2   Election and Term of Office

The officers of the corporation shall be elected by the Board. Unless an officer dies, resigns or is removed from office, he or she shall hold office until his or her successor is elected.

4.3   Resignation

Any officer may resign at any time by delivering notice in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer, the Secretary or the Board. Any such resignation shall take effect at the time specified therein or, if the time is not specified, upon delivery thereof and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4.4   Removal

Any officer or agent elected or appointed by the Board may be removed by the Board whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

4.5   Vacancies

A vacancy in any office because of death, resignation, removal, disqualification, creation of a new office or any other cause may be filled by the Board for the unexpired portion of the term, or for a new term established by the Board.

4.6   Chief Executive Officer

The Chief Executive Officer shall be the chief executive officer of the corporation and, subject to the Board’s control, shall supervise and control all of the assets, business and affairs of the corporation. The Chief Executive Officer may sign certificates for shares of the corporation, deeds, mortgages, bonds, contracts or other instruments, except when the signing and execution thereof have been expressly delegated by the Board or by these Bylaws to some other officer or agent of the corporation or are required by law to be otherwise signed or executed by some other officer or in some other manner. In general, the Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer and such other duties as are prescribed by the Board from time to time.

4.7   President

In the event of the death of the Chief Executive Officer or his or her inability to act, the President shall perform the duties of the Chief Executive Officer, except as may be limited by resolution of the Board, with all the powers of and subject to all the restrictions upon the Chief Executive Officer. The President may sign with the Secretary or any Assistant Secretary certificates for shares of the corporation. The President shall have, to the extent authorized by the Chief Executive Officer or the Board, the same powers as the Chief Executive Officer to sign deeds, mortgages, bonds, contracts or other instruments. The President shall perform such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Board.

4.8  Vice President

In the event of the death of the President or his or her inability to act, the Vice President (or if there is more than one Vice President, the Vice President who was designated by the Board as the successor to the President, or if no Vice President is so designated, the Vice President first elected to such office) shall perform the duties of the President, except as may be limited by resolution of the Board, with all the powers of and subject to all the restrictions upon the President. Any Vice President may sign with the Secretary or any Assistant Secretary certificates for shares of the corporation. Vice Presidents shall have, to the extent authorized by the President or the Board, the same powers as the President to sign deeds, mortgages, bonds, contracts or other instruments. Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President or the Board.

4.9  Secretary

The Secretary shall give the requisite notice of meetings of stockholders and directors and shall record the proceedings of such meetings, shall have custody of the seal of the corporation and shall affix it or cause it to be affixed to such instruments as require the seal and attest it and, besides the Secretary’s powers and duties prescribed by law, shall in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Board. In the absence of the Secretary, an Assistant Secretary may perform the duties of the Secretary.

4.10  Treasurer

The Treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in banks, trust companies or other depositories selected in accordance with the provisions of these Bylaws; sign certificates for shares of the corporation; and in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or by the Board. In the absence of the Treasurer, an Assistant Treasurer may perform the duties of the Treasurer.

4.11  Salaries

The salaries of the officers shall be fixed from time to time by the Board or by any person or persons to whom the Board has delegated such authority. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the corporation.

SECTION 5  CERTIFICATES FOR SHARES AND THEIR TRANSFER

5.1  Issuance of Shares

No shares of the corporation shall be issued unless authorized by the Board, which authorization shall include the maximum number of shares to be issued and the consideration to be received for each share.

5.2  Stock Certificates

The shares of the corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Unless any such resolution applies, every holder of stock of the corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by the Chair or vice-chairperson of the Board, or the Chief Executive Officer, the President or any Vice President and by the Secretary or an assistant secretary of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be by a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The corporation shall not have power to issue a certificate in bearer form.

5.3  Stock Records

The stock transfer books shall be kept at the registered office or principal place of business of the corporation or at the office of the corporation’s transfer agent or registrar. The name and address of each person to whom certificates for shares are issued, together with the class and number of shares represented by each such certificate and the date of issue thereof, shall be entered on the stock transfer books of the corporation. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes.

5.4  Transfers

Stock of the corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the corporation only by the record holder of such stock or by the record holder’s attorney lawfully constituted in writing and, if such stock is certificated, upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

5.5  Lost or Destroyed Certificates

In the case of a lost, destroyed or mutilated certificate, a new certificate may be issued therefor upon such terms and indemnity to the corporation as the Board may prescribe.

5.6  Shares of Another Corporation

Shares owned by the corporation in another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the Board may determine or, in the absence of such determination, by the Chief Executive Officer, the President or any Vice President of the corporation.

SECTION 6  BOOKS AND RECORDS

The corporation shall keep correct and complete books and records of account, stock transfer books, minutes of the proceedings of its stockholders and Board and such other records as may be necessary or advisable.

SECTION 7  ACCOUNTING YEAR

The accounting year of the corporation shall be the calendar year, provided that if a different accounting year is at any time selected for purposes of federal income taxes, the accounting year shall be the year so selected.

SECTION 8  SEAL

The seal of the corporation, if any, shall consist of the name of the corporation, the state of its incorporation and the year of its incorporation.

SECTION 9  INDEMNIFICATION

9.1  Right to Indemnification

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or that, being or having been such a director or officer of the corporation, he or she is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as such a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the corporation to the full extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and, loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in Section 9.2 hereof with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board. The right to indemnification conferred in this Section 9.1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 9.1 or otherwise.

9.2  Right of Indemnitee to Bring Suit

If a claim under Section 9.1 hereof is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Section 9 upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking, if any is required, has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the indemnitee is not so entitled. Neither the failure of the corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances nor an actual determination by the corporation (including its Board, independent legal counsel or its stockholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

9.3  Nonexclusivity of Rights

The rights to indemnification and to the advancement of expenses conferred in this Section 9 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of stockholders or disinterested directors, provisions of the Certificate of Incorporation or Bylaws of the corporation or otherwise. Notwithstanding any amendment to or repeal of this Section 9, any indemnitee shall be entitled to indemnification in accordance with the provisions hereof with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

9.4  Insurance, Contracts and Funding

The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. The corporation, without further stockholder approval, may enter into contracts with any director, officer, employee or agent in furtherance of the provisions of this Section 9 and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section 9.

9.5  Indemnification of Employees and Agents of the Corporation

The corporation may, by action of the Board, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the corporation with the same scope and effect as the provisions of this Section 9 with respect to the indemnification and advancement of expenses of directors and officers of the corporation; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board.

9.6  Persons Serving Other Entities

Any person who is or was a director or officer of the corporation who is or was serving (a) as a director or officer of another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the corporation or (b) in an executive or management capacity in a partnership, joint venture, trust or other enterprise of which the corporation or a wholly owned subsidiary of the corporation is a general partner or has a majority ownership shall be deemed to be so serving at the request of the corporation and entitled to indemnification and advancement of expenses under Section 9.1 hereof.

9.7  Procedures for the Submission of Claims

The Board may establish reasonable procedures for the submission of claims for indemnification pursuant to this Section 9, determination of the entitlement of any person thereto and review of any such determination. Such procedures shall be set forth in an appendix to these Bylaws and shall be deemed for all purposes to be a part hereof.

SECTION 10  AMENDMENTS OR REPEAL

The Board shall have the power to adopt, amend or repeal the Bylaws of this corporation; provided, however, the Board may not repeal or amend any bylaw that the stockholders have expressly provided may not be amended or repealed by the Board. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of this corporation.

Notwithstanding any amendment to Section 9 hereof or repeal of these Bylaws, or of any amendment or repeal of any of the procedures that may be established by the Board pursuant to Section 9 hereof, any indemnitee shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

SECTION 11  EMERGENCY BYLAWS

11.1  Emergency Bylaws

This Section 11 shall be operative during any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition (including, without limitation, a pandemic), as a result of which a quorum of the Board or a committee thereof cannot readily be convened for action (each, an “Emergency”), notwithstanding any different or conflicting provision of the preceding Sections of these Bylaws or in the Certificate of Incorporation. To the extent not inconsistent with the provisions of this Section 11, the preceding Sections of these Bylaws and the provisions of the Certificate of Incorporation shall remain in effect during such Emergency, and upon termination of such Emergency, the provisions of this Section 11 shall cease to be operative unless and until another Emergency shall occur.

11.2  Meetings; Notice

During any Emergency, a meeting of the Board or any committee thereof may be called by any member of the Board or such committee or the Chair of the Board, the Chief Executive Officer, the President or the Secretary of the corporation. Notice of the place, date and time of the meeting shall be given by any available means of communication by the person calling the meeting to such of the directors or committee members and Designated Officers (as defined below) as, in the judgment of the person calling the meeting, it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

11.3  Quorum

At any meeting of the Board called in accordance with Section 11.2 above, one-third of the total number of directors fixed by or in the manner provided in these Bylaws shall constitute a quorum for the transaction of business, and at any meeting of any committee of the Board called in accordance with Section 11.2 above, one-third of the number of directors serving on such committee shall constitute a quorum for the transaction of business. In the event that no directors are able to attend a meeting of the Board, or any committee thereof, then the Designated Officers in attendance shall serve as directors, or committee members, as the case may be, for the meeting, without any additional quorum requirement and will have full powers to act as directors, or committee members, as the case may be, of the corporation.

11.4  Liability

No officer, director or employee of the corporation acting in accordance with the provisions of this Section 11 shall be liable except for willful misconduct.

11.5  Amendments

At any meeting called in accordance with Section 11.2, the Board, or any committee thereof, as the case may be, may modify, amend or add to the provisions of this Section 11 as it deems it to be in the best interests of the corporation so as to make any provision that may be practical or necessary for the circumstances of the Emergency.

11.6  Repeal or Change

The provisions of this Section 11 shall be subject to repeal or change by further action of the Board or by action of the stockholders, but no such repeal or change shall modify the provisions of Section 11.4 with regard to action taken prior to the time of such repeal or change.

11.7  Definitions

For purposes of this Section 11, the term “Designated Officer” means an officer identified on a numbered list of officers of the corporation who shall be deemed to be, in the order in which they appear on the list up until a quorum is obtained, directors of the corporation, or members of a committee of the Board, as the case may be, for purposes of obtaining a quorum during an Emergency, if a quorum of directors or committee members, as the case may be, cannot otherwise be obtained during such Emergency, which officers have been designated by the Board from time to time but in any event prior to such time or times as an Emergency may have occurred.